LEGAL PROCEEDINGS

Since February 2004, Federated
 and related entities
(collectively, "Federated")
 have been
named as defendants
 in several lawsuits,
that were consolidated
into a single action
 in the
United States District
Court for the Western
 District of Pennsylvania,
alleging excessive advisory
fees involving one
of the Federated-sponsored
mutual funds.  Without
 admitting the validity of
any claim, Federated
 reached a final
settlement with the
Plaintiffs in these
cases in April 2011.